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                                     CONTACT: Betsy Brod/Karen Kruza
                                              Media:  Stan Froelich
                                              Morgan-Walke Associates, Inc.
                                              (212) 850-5600

FOR IMMEDIATE RELEASE

                        FINE HOST TO RESTATE 1997 RESULTS

     Greenwich, CT, December 12, 1997 -- Fine Host Corporation (NASDAQ): FINE) announced today that the Audit Committee of its Board of Directors has instructed the Company's auditors to conduct an inquiry into certain accounting practices, including the capitalization of certain expenses. The auditors have advised the Audit Committee today, that based on their preliminary inquiry, certain expenses incurred during 1997 were incorrectly capitalized rather than expensed in the period in which they were incurred. The impact of these expenses on the Company's net income has not been determined, but the Company believes that the amounts will be material and that earnings for each of the first three quarters of 1997 will need to be restated.

     The Company is currently reviewing the 1996 financial statements to determine whether these statements are affected by these accounting practices. No determination has been made at this time as to the 1996 financial statements.

     The auditors have been instructed to report their findings directly to the Audit Committee which will then report to the Board or Directors.

     Fine Host Corporation provides food and beverage concession and catering services to more than 900 facilities, primarily through multi-year contracts in the following markets: the recreation and leisure market (arenas, stadiums, amphitheaters, civic centers and other recreational facilities); the convention center market; the education market (colleges, universities and elementary and secondary school nutrition programs); the business dining market (corporate cafeterias, office complexes and manufacturing plants); the health care market (long-term care facilities and hospitals); and the corrections market (prisons and jails).

     This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties which are described in the Company's filings with the Securities and Exchange Commission.

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